Exhibit 10.1

FIRST AMENDMENT TO
CREDIT AGREEMENT

This First Amendment to Credit Agreement (this “Amendment”) is made as of November 3, 2010 by and between The Prudential Insurance Company of America, a New Jersey Stock insurance corporation (the “Lender”), and City National Bancshares Corporation, a New Jersey corporation and bank holding company under the Bank Holding Company Act of 1956, as amended (the “Borrower”) and amends the Credit Agreement dated as of February 21, 2007 between the Lender and the Borrower.

RECITALS
ARTICLE IThe Lender and the Borrower entered into the Credit Agreement in order to permit the Borrower to make Investments in City National Bank of New Jersey (“CNB”) in the form of subordinated Indebtedness and on terms that would permit CNB to treat such Indebtedness as Tier 2 Capital (the “Tier 2 Investment”).

ARTICLE IIThe Borrower has requested that the Lender modify certain provisions of the Credit Agreement to permit the Tier 2 Investment to be converted into Tier 1 Capital in the form of common equity, and to modify, among other things, certain financial covenants and Events of Default.

ARTICLE IIIThe Lender is willing to accommodate the Borrower, on the terms and conditions as hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

3.01           The Borrower and the Lender agree that the Recitals above are a part of this Amendment.  Unless otherwise expressly defined in this Amendment, terms defined in the Credit Agreement shall have the same meaning under this Amendment.

3.02           The Borrower represents and warrants to the Lender as follows:

(a)           The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

(b)           The Borrower has the power and authority to execute and deliver this Amendment and perform its obligations hereunder and has taken all necessary and appropriate corporate action to authorize the execution, delivery and performance of this Amendment.

(c)           The Credit Agreement, as amended by this Amendment, and each of the other Loan Documents, are each hereby ratified, each remains in full force and effect, and each constitutes the valid and legally binding obligation of the Borrower, enforceable in accordance with its terms.

(d)           Except as set forth on Schedule 2(d) attached hereto, all of the Borrower’s representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of the Borrower’ execution of this Amendment.

(e)           Except as waived hereunder, no Event of Default and no event which, with notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing under the Credit Agreement or the other Loan Documents.

3.03           The Credit Agreement is hereby amended as follows:

(a)           The first paragraph of the Statement of Purpose of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

““The Borrower has requested that the Lender extend credit to the Borrower in the form of a term loan (the “Loan”) in the amount of $5,000,000, for the purpose of making an investment in its wholly owned Subsidiary, City National Bank of New Jersey (“CNB”), which will be classified as Tier 1 Capital.”

(b)           Section 1.1 of the Agreement is hereby amended by deleting the definition of “Consolidated Non-Performing Loans” and replacing it with the following definition:

““Consolidated Non-Performing Loans”: loans made by the Borrower and its Subsidiaries which are not accruing or in which either a scheduled principal payment, interest payment or other anticipated economic return is past due for 90 days or more after the date originally scheduled for such payment.”

(c)           Section 1.1 of the Agreement is hereby amended by adding the following definitions (to be listed alphabetically within the other definitions of Section 1.1 of the Agreement):

““Consolidated Total Loans”: all loans made by the Borrower and its Subsidiaries, whether or not performing.

“Consolidated Troubled Debt Restructured Loans”:  shall be defined in accordance with GAAP and means those Restructured Assets where the Lender has granted concessions as a result of the borrower thereunder having financial difficulties.

“Leverage Ratio”:  as defined at 12 CFR 208.41(c).

“Liquidity Standards”:  the liquidity standards of the Office of the Comptroller of the Currency, as set forth in the Comptrollers Handbook at “Liquidity, February 2001”.

“Tier 1 Risk-Based Capital Ratio”:  as defined at 12 CFR 208.41(h).

“Total Risk-Based Capital Ratio”:  as defined at 12 CFR 208.41(j).

“Waived Period”: the period commencing January 1, 2008 through January 1, 2015.”

(d)           Section 3.14 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The proceeds of the Loan shall be used by the Borrower to make equity investments in CNB that will permit CNB to treat such investments as Tier 1 Capital.”

(e)           Article VI - “Financial - Covenants” of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“ARTICLE VI - – FINANCIAL – COVENANTS

6.01           Financial Maintenance Covenants.

The Borrower covenants that it will not permit at any time:

(a)           Capital Adequacy.  CNB or any other Depository Institution Subsidiary to fail to maintain the greater of: (x) such capital adequacy ratios required by applicable law, rule or regulation to maintain its status as a Well Capitalized Bank, or (y) (i) a Total Risk-Based Capital Ratio equal to or greater than the minimum threshold for such ratio, (ii) a Tier 1 Risk-Based Capital Ratio equal to or greater than the minimum threshold for such ratio, and (iii) a Leverage Ratio equal to or greater than the minimum threshold for such ratio, in each case as such minimum threshold shall then be mandatory for CNB or any other Depository Institution Subsidiary pursuant to applicable law, evidenced by a certificate of the Chief Financial Officer of the Borrower addressed to the Lender stating that such officer has personal knowledge of the thresholds applicable for each such ratio as established by the Office of the Comptroller of the Currency and attaching thereto any written evidence, if any, of such thresholds.

(b)           Asset Quality.  (i) the ratio of Consolidated Non-Performing Loans to Consolidated Total Loans to exceed:

From:	Through:	Ratio:

Amendment Closing Date	End of Third Quarter 2011	18%

End of Third Quarter 2011	End of Third Quarter 2012	15%

End of Third Quarter 2012	End of Third Quarter 2013	10%

End of Third Quarter 2013	End of Third Quarter 2014	6%

End of Third Quarter 2014	Loan Maturity Date	3%

, or (ii) the ratio of Consolidated Loss Reserve Allowance to Consolidated Non-Performing Loans to exceed:

From:	Through:	Ratio:

Amendment Closing Date	End of Third Quarter 2011	18%

End of Third Quarter 2011	End of Third Quarter 2012	22%

End of Third Quarter 2012	End of Third Quarter 2013	27%

End of Third Quarter 2013	End of Third Quarter 2014	33%

End of Third Quarter 2014	Loan Maturity Date	40%

, or (iii) Consolidated Troubled Debt Restructured Loans to exceed 10% of Consolidated Total Loans,

(c)           Liquidity.  CNB or any other Depository Institution Subsidiary to fail to comply with the Liquidity Standards, as demonstrated in monthly analysis of its sources and uses of funds;

(d)           Earnings.  (i) its return on assets to be less than:

From:	Through:	Ratio:

Amendment Closing Date	End of Third Quarter 2011	(6.0%)

End of Third Quarter 2011	End of Third Quarter 2012	0.0%

End of Third Quarter 2012	End of Third Quarter 2013	0.25%

End of Third Quarter 2013	End of Third Quarter 2014	0.4%

End of Third Quarter 2014	Loan Maturity Date	0.5%

, or (ii) its return on equity to be less than:

From:	Through:	Ratio:

Amendment Closing Date	End of Third Quarter 2011	(100%)

End of Third Quarter 2011	End of Third Quarter 2012	2.0%

End of Third Quarter 2012	End of Third Quarter 2013	5.0%

End of Third Quarter 2013	End of Third Quarter 2014	8.0%

End of Third Quarter 2014	Loan Maturity Date	10.0%”

(f)           Section 7.01(a) shall be deleted in its entirety and replaced with the following:

“(a) Any Depository Institution Subsidiary may (i) sell loans in the ordinary course of business, and (ii) sell Consolidated Non-Performing Loans and other non-performing assets;”.

(g)           Section 9.02 shall be amended so that notices to the Borrower will be sent to the attention of both (i) the President and Chief Executive Officer, and (ii) the Senior Vice President and Chief Financial Officer.

3.04           The Lender hereby agrees that circumstances and events set forth on Schedule 4 attached hereto shall not be treated as an event giving rise to an Event of Default under Section 8.02 of the Credit Agreement and hereby waives its right to assert the occurrence of any such Event of Default.

3.05           The Lender hereby agrees that to the extent there occurred an Event of Default at any time prior to the date of this Amendment, the payment of default interest accrued upon the occurrence and during the continuance of such Event of Default, if any, is hereby waived.

3.06           This Amendment shall become effective when and only when:

(a)           this Amendment shall be executed and delivered by the Borrower and the Lender;

(b)           the Lender shall have received a certificate of the Secretary of the Borrower as to (x) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Amendment, (y) the incumbency signatures of those of its officers authorized to act with respect to this Amendment, and (z) the Borrower’s good standing in the State of New Jersey;

(c)           the Lender shall have received a certificate of the Secretary of CNB as to (x) resolutions of its Board of Directors then in full force and effect authorizing, among other things, the conversion of the $5,000,000 subordinated note held by the Borrower into a Tier I Capital equity investment, and (y) CNB’s certificate of existence with the Office of the Comptroller of the Currency and any other regulatory authorities;

(d)           the Lender shall have received from the Borrower an executed amended and restated Note in the form of Exhibit A attached to this Amendment;

(e)           the Lender shall have received a certificate of an officer of the Borrower pursuant to Section 4.01(c) of the Credit Agreement in the form of Exhibit B attached to this Amendment;

(f)           the Lender shall have received opinions from Borrower’s Counsel with respect to this Amendment, in form and content satisfactory to Lender;

(g)           the Borrower shall have paid to Lender all of Lender’s out of pocket expenses related to the closing of the transactions contemplated hereunder, including the fees and expenses of the Lender’s legal counsel; and

(h)           the Lender shall have received such additional closing documents as it shall reasonably specify in connection with the transactions contemplated hereby.

3.07           The Borrower hereby issues, ratifies and confirms the representations, warranties and covenants contained in the Credit Agreement, as amended hereby, and each of the other Loan Documents given by the Borrower to the Lender in favor of the Lender.  The Borrower agrees that this Amendment is not intended to and shall not cause a novation with respect to any or all of the Obligations.

3.08           The Borrower acknowledges and agrees that the Lender has acted in good faith and has conducted itself in a commercially reasonable manner in their relationships with the Borrower in connection with this Amendment and generally in connection with the Credit Agreement and its obligations thereunder, the Borrower hereby waives and releases any claims to the contrary.

3.09           The Borrower shall pay at the time this Amendment is executed (or as otherwise provided for in this Agreement) and delivered all fees, commissions, costs, charges, taxes and other expenses incurred by the Lender in connection with this Amendment, including, but not limited to, reasonable fees and expenses of the Lender’s counsel and all recording fees, taxes and charges.

3.10           This Amendment shall hereafter be deemed one of the Loan Documents.  This Amendment may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and taken together shall constitute but one and the same instrument.  The parties agree that their respective signatures may be delivered by fax or electronic mail.  Any party who chooses to deliver its signature by fax or electronic mail agrees to provide a counterpart of this Amendment with its inked signature promptly to each other party.

3.11           THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW JERSEY.

3.12           THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THE THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BORROWER

CITY NATIONAL BANCSHARES CORPORATION

By:                /Edward R. Wright/
Name:           Edward R. Wright
Title:             Senior Vice President and Chief Financial Officer

LENDER

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:                 /John Kinghorn/
Name:           John Kinghorn
Title:             Vice President